Exhibit 4.3.1

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (this “Agreement”) is made effective as of March 1, 2011 (the “Effective Date”), by and among Mesa Air Group, Inc., a Nevada corporation (the “Company”), and each holder of Common Stock (as defined below) (individually, a “Stockholder,” and collectively, together with any subsequent Transferee (defined below) who become parties hereto as a Stockholder pursuant to Section 3(a), the “Stockholders”). Unless otherwise defined herein, all capitalized terms shall have the meaning assigned to them in the Plan (defined below).

RECITALS:

A.        On January 5, 2010, the Company and certain of its directly and indirectly wholly owned subsidiaries filed a voluntary petition under Chapter 11 of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

B.        The Company and certain of its directly and indirectly wholly-owned subsidiaries filed with the Bankruptcy Court a Third Amended Joint Plan of Reorganization of Mesa Air Group, Inc. and Affiliated Debtors Under Chapter 11 of the Bankruptcy Code (as amended, the “Plan”) and related Disclosure Statement In Support of Second of the Plan, which was approved by the Bankruptcy Court on January 20, 2011.

C.        Under the terms of the Plan, the Company has authorized the issuance of up to 10,000,000 shares of Common Stock, no par value per share (referred to in the Plan as “New Common Stock” and hereinafter referred to in this Agreement as the “Common Stock”), and warrants to purchase shares of Common Stock (referred to in the Plan as “New Warrants” and hereinafter referred to as the “Warrants”) to certain holders of Allowed Claims (as defined in the Plan) in the Company’s Bankruptcy proceedings.

D.        The Plan, as amended, further provides that each holder of an Allowed Claim who is issued shares of Common Stock and those members of the Company’s management who receive shares of Common Stock pursuant to the Management Equity Pool (as defined in the Plan) (such holders referred to herein as a “Stockholder”), whether as of the Effective Date (as defined in the Plan) of the Plan or subsequent thereto as a result of the issuance of the Company’s issuance of additional shares of Common Stock pursuant to Allowed Claims or upon exercise of Warrants issued on account of Allowed Claims, shall agree to the voting obligations set forth in Section 5.7 of the Plan, which are hereinafter summarized as follows: a Stockholder shall agree to vote all shares of Common Stock of the Company registered in its name or beneficially owned by him, her or it, and any transferee thereof, in accordance with a majority of the Board of Directors of the Company on such matters requiring or submitted for shareholder approval, provided, however, that such voting requirement shall only apply to those shares of Common Stock that exceed such Stockholder’s Estimated Initial Pro Rata Share of Restructured Unsecured Equity (the “Excess Voting Shares”). The term “Estimated Initial Pro Rata Share of Restructured Unsecured Equity” shall mean, as of the Effective Date, an amount of Restructured Unsecured Equity (either in the form of New Common Stock or New Warrants, as applicable pursuant to Sections 4.3.2 and 4.5.2 of the Plan) necessary to permit the holder of such Allowed

Claim to hold a percentage of the Restructured Unsecured Equity obtained by dividing (i) the Aggregate Distribution Share applicable to such holder’s Allowed Claims by (ii) the aggregate of (A) the Aggregate Distribution Share of holders of all then Allowed Claims entitled to receive Restructured Unsecured Equity under the Plan plus (B) the Aggregate Distribution Share of holders of all Disputed Claims that the Debtors then estimate may become Allowed Claims entitled to receive Restructured Unsecured Equity under the Plan. For the purpose of calculations hereunder, each New Warrant, together with the corresponding share of New Common Stock to be acquired upon exercise of the New Warrant, shall equal one and one-tenth unit of Restructured Unsecured Equity.

For purposes of example only, if a Stockholder of an Allowed Claim that is entitled to receive shares of Common Stock on the Effective Date equal to ten percent (10%) of the Restructured Unsecured Equity (i.e., 1,000,000 shares based on 10,000,000 shares reserved for issuance under the Plan) and on such date only 3,000,000 shares of Common Stock are issued and outstanding, then such holder shall be required to vote 700,000 of the 1,000,000 shares held by such holder in accordance with this Shareholders Agreement and may vote the remaining 300,000 shares (i.e., 10% of the 3,000,000 shares issued and outstanding) in its sole discretion.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and the consummation of the sale and purchase of Purchased Assets by the Company pursuant to the Purchase Agreement, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.        Voting of Common Stock. During the Term (defined below), at every meeting of the stockholders of the Company called subsequent to the Effective Date, and at every adjournment or postponement thereof, and on every action or approval by written consent, if any, of the stockholders of the Company (collectively, the “Company Actions”), Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Common Stock to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, each Stockholder agrees to vote all Excess Voting Shares then held by such Stockholder with respect to any and all Company Actions in such manner as directed by a majority of the Board of Directors of the Company. Notwithstanding the foregoing, until the expiration of the Term, each Stockholder shall be permitted to vote any Common Stock that he, she or it hold in its sole discretion that does not consist of Excess Voting Shares.

2.        Irrevocable Proxy. To secure each Stockholder’s obligations to vote such Stockholder’s shares of Common Stock in accordance with Section 1, each Stockholder hereby appoints each member of the Company’s Board of Directors and any of them, in their capacities as officers of the Company (the “Grantees”), as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Common Stock or to instruct nominees or record holders to vote the Common Stock in accordance with Section 1 hereof and, in the discretion of the Grantees, with respect to any proposed adjournments or postponements of any meeting of stockholders of the Company at which any of the Company Actions are to be considered. The proxy and power granted by each Stockholder pursuant to this Section 2 are coupled with an interest and are given to secure the performance of such party’s duties under Section 1. Each such proxy and power will be irrevocable for the Term. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual affiliate holder of the Common Stock and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Common Stock.

3.        Transfer of Shares    A Stockholder shall be permitted to transfer shares of Common Stock, subject to the restrictions set forth herein and in the Company’s Amended and Restated Certificate of Incorporation, to one or more transferees (each a “Transferee”). Notwithstanding anything set forth above, as a condition precedent to any transfer of shares of Common Stock, whether voluntarily or by operation of law, the Transferee in such transfer shall be or shall have become a party to this Agreement and shall have agreed in writing to be bound by all of the terms and conditions hereof applicable to the transferring Stockholder to the same extent as if such transferee were a Stockholder hereunder, by executing a counterpart signature page to this Agreement; and no Stockholder shall transfer any shares of Common Stock to a Transferee unless such Stockholder provides a written instrument to the Company notifying the Company of such transfer and agreeing in writing to be bound by the terms of this Agreement. Notwithstanding anything to the contrary contained in this Section 3(a), no Stockholder shall be permitted at any time to transfer to any person any shares of Common Stock if such transfer would not be in compliance with the Securities Act of 1933, as amended, and the regulations promulgated thereunder, or any applicable state securities laws. For purposes of this Agreement, a “transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or other disposition of such security.

4.        Representations and Warranties of Stockholder.

(a)        Stockholder hereby represents and warrants to the Company as follows: (i) Stockholder is the beneficial or record owner of the Common Stock indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case that would impair or adversely affect Stockholder’s ability to perform its obligations under this Agreement; (ii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 2; and (iii) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms. Stockholder agrees to notify the Company promptly of any transfers of Common Stock after the date of this Agreement. If the Stockholder is a married individual and the Stockholder’s Common Stock constitute community property or otherwise need spousal approval in order for this Agreement to be a legal, valid and binding obligation of the Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

(b)        As of the date hereof and for so long as this Agreement remains in effect, except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Common Stock then owned of record or beneficially by Stockholder without the consent or approval of, or any other action on the part of, any other person. Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Common Stock, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Common Stock, deposited any of the Common Stock in a voting trust or entered into any arrangement or agreement with any person limiting or affecting Stockholder’s legal power, authority or right to vote the Common Stock on any matter.

(c)        The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of Stockholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

(d)        Stockholder understands and acknowledges that the Company has issued shares of Common Stock and/or Warrants to Stockholder in accordance with the Plan in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

5.        Termination.    This Agreement shall terminate upon the earlier of (a) the exercise of 80% or more of the Warrants issued under the Plan, (b) three (3) years after the Effective Date of the Plan; or (c) following an initial public offering of the Company (the “Term”). Notwithstanding the foregoing, such term may be extended by a Stockholder with respect to such Stockholder to the extent set forth by written notice of such Stockholder to the Company, which notice should be acknowledged by the Company.

6.        Restrictive Legend.    All certificates representing Common Stock owned or hereafter acquired by the Stockholders or any transferee of the Stockholders is bound by this Agreement shall have affixed thereto a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS’ AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE SECRETARY OF THE COMPANY.”

7.        General.

(a)        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)        Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party hereto shall be entitled to specific performance of the agreements and obligations of the Stockholders hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction. The Company shall not be required to prove actual damages or post a bond with respect to such proceedings.

(c)        Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF NEVADA. COURTS WITHIN THE STATE OF NEVADA WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(d)        Waiver of Jury Trial.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(e)        Attorne ys ’ Fees.    If any action that law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in such proceeding, in addition to any relief which such party may be entitled.

(f)        Notices.    All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) when telecopied, if telecopied (which is confirmed), or (d) three Business Days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(f)):

(i)        If to Company:

Mesa Air Group, Inc.

410 N. 44th Street, Suite 700

Phoenix, Arizona 85008

Attention: General Counsel

Telephone: (602) 685-4000

Fax: (602) 685-4350

With a simultaneous copy to:

DLA Piper LLP (US)

2525 E. Camelback Road, Suite 1000

Phoenix, Arizona 85016

Attention:    Gregory R. Hall, Esq.

Tel: (480) 606-5128

Fax:  (480) 606-5528

(ii)        If to the address specified on the signature page hereto.

(g)        Complete Agreement.    This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter.

(h)        Amendments and Waivers.    This Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Stockholder without the written consent of the Board of Directors of the Company. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Board of Directors of the Company and the Stockholders holding at least a majority of the then outstanding shares of Common Stock of the Company held by all Stockholders. Any amendment, termination or waiver effected in accordance with this Section 7(h) shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(i)        Pronouns.    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(j)        Counterparts; Facsimile Signatures.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile or PDF electronic signatures.

(k)        Section Headings and References.    The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

(l)        Successors and Assigns.    Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Common Stock from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Common Stock to a Transferee specifying the full name and address of such Transferee, the Company may deem and treat the person listed as the holder of such Common Stock in its records as the absolute owner and holder of such Common Stock for all purposes.

(m)        Third Parties.    Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly provided in this Agreement.

(n)        Additional Stockholders.    Upon the transfer of Common Stock pursuant to the terms of Section 3(a) to a Transferee or the exercise of a Warrant by a person who, upon such exercise, constitutes a Stockholder, the Company, without prior action on the part of any Stockholder shall require each such Transferee or Stockholder to execute and deliver this Agreement. Each such party, upon execution and delivery of this Agreement by the Company and such party, shall be deemed a Stockholder hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

COMPANY:

Mesa Air Group, Inc.

By:	/s/ Christopher J. Pappaioanou
Name:	Christopher J. Pappaioanou
Its:	V.P. & General Counsel

[Signature Page to Shareholders’ Agreement]

STOCKHOLDER:

By: /s/ Stephen L. Johnson

Name: Stephen L. Johnson

Title: EVP Corporate & Government Affairs

Address:

111 W Rio Salado Pkwy

Tempe, AZ 85281

Common Stock:

1,000,000 shares of Common Stock

[Signature Page to Shareholders’ Agreement]